Exhibit 99.1
Consent to be Named as a Director Nominee
In connection with the filing by MiniMed Group, Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of MiniMed Group, Inc. in the Registration Statement and any and all amendments and supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Kevin E. Lofton

Dated: February 24, 2026
Name: Kevin E. Lofton